EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction Of Incorporation
Skyworks Filter Solutions Japan Co., Ltd.	Japan
Skyworks Filter Solutions Korea, Inc.	Korea
Skyworks Global Pte. Ltd.	Singapore
Skyworks Hungary Kft	Hungary
Skyworks International Investments, LLC	Delaware
Skyworks Ireland Limited	Ireland
Skyworks Luxembourg S.à r.l	Luxembourg
Skyworks Semiconductor	France
Skyworks Semiconductor Private Limited	India
Skyworks Solutions Canada Inc.	Canada
Skyworks Solutions Commercial (Shenzhen) Co., Ltd.	People’s Republic of China
Skyworks Solutions Commercial (Shenzhen) Co., Ltd. - Beijing Branch	Beijing
Skyworks Solutions Commercial (Shenzhen) Co., Ltd. - Shanghai Branch	Shanghai
Skyworks Solutions Co., Ltd.	Japan
Skyworks Solutions de México, S. de R.L. de C.V.	Mexico
Skyworks Solutions GmbH	Germany
Skyworks Solutions (Hong Kong) Limited	Hong Kong
Skyworks Solutions Korea Limited	Korea
Skyworks Solutions Limited	United Kingdom
Skyworks Solutions Oy	Finland
Skyworks Solutions Worldwide, Inc.	Delaware
Skyworks Solutions Worldwide, Inc., Taiwan Branch	Taiwan
Skyworks Solutions Worldwide, Inc., Malaysia Branch	Malaysia
Advanced Analogic Technologies (China), Inc.	People’s Republic of China
Avnera Corporation	Delaware
Axiom Microdevices, Inc.	Delaware
ICWave, LLC	Massachusetts
Isolink, Inc.	California
Quantance, Inc.	Delaware
SiGe Semiconductor (Europe) Limited	United Kingdom
Trans-Tech, Inc.	Maryland